SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 19, 2012

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On December 19, 2012, Intevac’s management concluded that we expect to record in the fourth quarter of fiscal 2012 a non-cash charge of approximately $24.0 million related to a valuation allowance on certain federal deferred tax assets.

Realization of deferred tax assets depends on achieving a certain level of future taxable income. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the deferred tax assets. Based on current and expected conditions in our served markets, management has determined that the Company can no longer assume future US based income sufficient to allow it to report the full value of its deferred tax assets under current accounting rules (ASC 740). In accordance with these accounting rules, the Company will establish a valuation allowance against our deferred tax assets relating to our U.S. current operating loss, tax credits and deductible items, as, based upon our current projections for the full 2012 fiscal year, we believe we will report a three-year cumulative loss (2010, 2011 and 2012 fiscal years) and thus the assumption of future realization can no longer be made.

In addition, the Company believes that it may recognize in the fourth quarter of fiscal 2012 a non-cash charge for impairment on a portion of our goodwill and intangible asset balances. Management is in the process of completing the annual impairment test and expects to conclude it in early January 2013. At September 29, 2012, the Company had $18.4 million and $6.0 million of goodwill and other intangibles, respectively, recorded on its Balance Sheet.

These management decisions were reported to the Board of Directors in a meeting on December 19, 2012.

Neither the establishment of the valuation allowance for certain federal deferred tax assets nor any potential charge for impairment of goodwill or intangible assets will result in future cash expenditures. They do, however, have a direct negative impact on the Company’s net income and stockholders’ equity for the periods in which they are recorded. In addition, the valuation allowance will result in the Company’s inability to record tax benefits on future US losses until we generate sufficient future taxable income to support the elimination of the valuation allowance. The valuation allowance and impairment charges will not, however, impact Intevac’s cash flow.

The impact of these charges was not included in the financial guidance provided on the Company’s October 31st, 2012 earnings conference call.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: December 21, 2012	By:	/S/ JEFFREY ANDRESON
Jeffrey Andreson
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary